EXHIBIT 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:

Matt Bond	Kathy Waller
Executive Vice President and CFO	Analyst Contact
703-464-6300	312-640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 22, 2006
PRA INTERNATIONAL ANNOUNCES 2005 AND FOURTH QUARTER RESULTS
Strong Annual Operating Performance Drives Record 29% Earnings Per Share Growth
Reston, Virginia, February 22, 2006 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced an increase in net income of 55 percent for the twelve months ended December 31, 2005 and 53 percent for the fourth quarter. New business awards of $479 million increases year end backlog to $553 million.
2005 Financial Highlights
•	Net income increased 55.3% to $32.2 million

•	Earnings per diluted share increased 29.4% to $1.32

•	Service revenue increased 6.2% to $294.7 million

•	Record operating margin of 17.4%

•	Total new business awards were $479.3 million, for a book to bill ratio of 1.63

•	Backlog increased 23.2% to $552.9 million at December 31, 2005
Fourth Quarter Financial Highlights
•	Net income increased 53.4% to $7.5 million
•	Earnings per diluted share increased 40.9% to $0.31
•	Service revenue decreased 2.3% to $69.5 million
•	Record operating margin of 18.4%
•	Total new business awards were $161.9 million, for a book to bill ratio of 2.33
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“We successfully completed our first full year as a public company in 2005 with record financial and operating performance,” said Pat Donnelly, PRA International President and Chief Executive Officer. “We built upon our leadership position across all of our core therapeutic areas, made significant progress in expanding our global footprint across six continents, opened our newly renovated Phase I facility in Lenexa, Kansas, and dramatically enhanced our technology platform to become more efficient and deliver timely results to our clients. PRA is a dynamic, client-centric company, built upon a deep foundation of scientific knowledge and expertise, and most importantly, reliable data and outstanding service. PRA’s customers and shareholders are seeing the value of our quality model.”
2005 and Fourth Quarter and Results
For the twelve months ended December 31, 2005, PRA’s service revenue was $294.7 million, a 6.2 percent increase over the comparable period in 2004. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue in 2005 totaled $31.5 million, compared to $30.2 million for 2004. Income from operations in 2005 totaled $51.2 million compared to $36.4 million in the same period one year ago. Income from operations in 2004 included tender/option expenses totaling $6.5 million. Adjusting for the impact of these one-time expenses, income from operations in 2004 was $42.9 million.
Operating margin for 2005, based on service revenue, was 17.4 percent compared to 13.1 percent in 2004. Adjusting for the impact of tender/option expenses, operating margin for 2004 was 15.5 percent. Net income totaled $32.2 million, or $1.32 per diluted share, compared to $20.7 million or $1.02 per diluted share. Earnings per diluted share figures are based on diluted shares of 24.4 million compared to 20.3 million in 2004.
For the three month period ended December 31, 2005, PRA International’s service revenue totaled $69.5 million, a decrease of 2.3 percent over $71.2 million in the fourth quarter of 2004. The reduction in service revenue in the fourth quarter was due to delayed execution of three major biotech awards and the timing of certain change orders. Income from operations in the fourth quarter totaled $12.8 million, a 26.7 percent increase from $10.1 million in the year-ago quarter.
Fourth quarter 2005 operating margin was 18.4 percent, based on service revenue, compared to 14.1 percent in the 2004 fourth quarter. Net income totaled $7.5 million, or $0.31 per diluted share, compared to $4.9 million, or $0.22 per diluted share, in the fourth quarter of 2004. Earnings per diluted share figures are based on diluted shares outstanding of 24.5 million compared to 22.1 million in the fourth quarter of 2004.
New business awards for the full year and fourth quarter 2005 totaled $479.3 million and $161.9 million respectively, compared to $427.4 million and $163.7 million in the comparable periods in 2004. Backlog at December 31, 2005 was approximately $552.9 million, a 23.2 percent increase, compared to $448.8 million one year ago. Proposal responses for fiscal 2005 totaled approximately $1.5 billion, compared to just over $1.25 billion for 2004. The company’s net book to bill ratio for the fourth quarter was 1.85 compared to 2.02 in last year’s fourth quarter. Net book to bill ratio for the year was 1.34 versus 1.32 in 2004.

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PRA’s cash flow from operations was $1.2 million for 2005 compared to cash flow from operations of $71.6 million last year. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled 26 days, compared to a negative 25 days last year. At December 31, 2005, PRA International had cash and equivalents of $73.6 million and no significant debt.
2006 Outlook
“In 2006, PRA looks forward to further bolstering our geographic reach in Asia and Latin America,” said Donnelly. “We will also be taking steps to capture additional market share in cardiovascular and respiratory clinical trials; and furthering our leadership positions in the complex therapeutic disciplines of central nervous system and oncology. Achieving these goals will require aggressively pursuing all phases of the product testing cycle, expanding our medical, safety and regulatory services, and increasing the scalability of our operating platform. PRA’s foundation is in place, and the market opportunity is vast especially with our quality focus. We believe we are well-positioned for future growth.”
Guidance
For the 2006 year, the Company expects service revenue, excluding reimbursed out-of-pocket costs associated with client projects and programs, to be in the range of $325 to $330 million. Earnings per diluted common share for the full year 2006 is expected to be in the range of $1.27 to $1.31, which includes the estimated impact of stock option expense of approximately $0.10 per share, or 7 percent.
PRA International will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on fourth quarter and 2005 results. The call will be available via live webcast at http://www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 45 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: the amount of non-cash stock option expense, which will depend on the Company’s stock price and fluctuations in the price over time; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards; and technological

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changes. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements and general business and economic conditions. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,400 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers quality services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.

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PRA International
Consolidated Income Statements
Three Months and Twelve Months Ended December 31, 2005 and 2004
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Service revenue	69,548	71,208	294,739	277,479
Reimbursement revenue	6,920	6,722	31,505	30,165
Total revenue	76,468	77,930	326,244	307,644

Direct costs	32,599	35,178	136,572	134,067
Reimbursable out of pocket costs	6,920	6,722	31,505	30,165
Selling, general & admin	21,503	22,759	95,827	90,139
Tender/option expense	—	464	—	6,451
Depreciation and amortization	2,677	2,641	11,156	9,691
Management fees	—	104	—	704
Income from operations	12,770	10,062	51,184	36,427
Interest income (expense), net	302	(1,302)	1,181	(3,643)
Other income (expense), net	(351)	(870)	(1,137)	(38)
Income before tax	12,721	7,890	51,228	32,746

Provision for income taxes	5,220	2,999	19,005	11,997
Net income	7,501	4,891	32,223	20,749

Earnings per share
Basic	0.33	0.25	1.43	1.13
Diluted	0.31	0.22	1.32	1.02

Number of shares
Basic	22,795	19,925	22,527	18,442
Diluted	24,464	22,104	24,390	20,330

Reconciliation of adjusted income from operations
Income from operations	12,770	10,062	51,184	36,427
Tender/option expense	—	464	—	6,451
Adjusted income from operations (1)	12,770	10,526	51,184	42,878

Reconciliation of adjusted net income
Net income	7,501	4,891	32,223	20,749
Tender/option expense (net of tax effect)	—	288	—	4,088
Adjusted net income (1)	7,501	5,179	32,223	24,837

Adjusted net income per share (1)
Basic	0.33	0.26	1.43	1.35
Diluted	0.31	0.23	1.32	1.22
(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted income per share” exclude the effects of a one-time tender offer relating to our repurchase in 2004 of stock options and the payment of a special bonus to certain employee option holders. The tender offer and option repurchase costs, all of which were incurred in 2004 in connection with a one-time, special transaction, are not viewed by our management as indicative of the status of our ongoing operating performance. Each of adjusted income from operations, adjusted net income, and adjusted net income per share (i) are measures of our performance that are not required by or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
Cash and cash equivalents	73,640	65,888
Marketable securities	—	24,500
Accounts receivable, net	41,237	54,487
Unbilled receivables, net	44,189	29,993
Advanced billings	62,651	114,801
Working capital	41,760	11,478
Total assets	329,364	337,344
Equity	188,866	150,379

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